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                                 FIRST AMENDMENT
                                       TO
                           SECOND AMENDED AND RESTATED
                          LIMITED PARTNERSHIP AGREEMENT
                                       OF
                        CORPORATE OFFICE PROPERTIES, L.P.

         THIS FIRST AMENDMENT (the "Amendment") to the Second Amended and Restated Limited Partnership Agreement of Corporate Office Properties, L.P., a Delaware limited partnership (the "Partnership"), is made and entered into as of December 21, 1999, by the undersigned.

                                    RECITALS

         A. The Partnership is a limited partnership organized under the Delaware Revised Uniform Limited Partnership Act and governed by that certain Seconded Amended and Restated Limited Partnership Agreement dated as of December 7, 1999 (the "Partnership Agreement").

         B. The sole general partner of the Partnership is Corporate Office Properties Trust, a real estate investment trust formed under the laws of the State of Maryland (the "General Partner").

         C. Pursuant to Section 11.1(B) of the Partnership Agreement, the General Partner desires to correct certain provisions of the Partnership Agreement which are ambiguous and conflict with other provisions of the Partnership Agreement.

         NOW THEREFORE, the General Partner, intending to be legally bound, hereby amends the Partnership Agreement as follows, effective as of the date set forth above.

         1. The foregoing recitals to this Amendment are hereby incorporated in and made a part of this Amendment. Capitalized terms used in this Amendment not defined herein shall have the meaning set forth in the Partnership Agreement.

         2. Section 1.1 of the Partnership Agreement is amended by (i) deleting the term "Redemption Rights," which such term was erroneously included in the Partnership Agreement, (ii) adding the defined term "Redemption Ratio," initially equal to 1.0 and subject to anti-dilution adjustment, for the purpose of redeeming Partnership Units for REIT Shares, which such concept was erroneously deleted from the Partnership Agreement, and (iii) amending and restating the terms "Share Payment" and "Unit Value" in order to (A) substitute the new term "Redemption Ratio" for the incorrectly used term "Conversion Factor" and (B) correct the "Share Payment" term by adding a fractional share provision, as follows:

                  "REDEMPTION RATIO: The ratio (carried out to four decimal places) applied when redeeming Partnership Units for REIT Shares, which shall initially be 1.0. In the event that on or after the date of this Agreement the General Partner (i) declares or pays a dividend on its outstanding REIT Shares in REIT Shares or makes a

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                  distribution to all holders of its outstanding REIT Shares in
                  REIT Shares, (ii) subdivides its outstanding REIT Shares or
                  (iii) combines its outstanding REIT Shares into a smaller number of REIT Shares, the Redemption Ratio shall be adjusted by multiplying the Redemption Ratio by a fraction, the numerator of which shall be the number of REIT Shares issued and outstanding on the record date (assuming for such purposes that such dividend, distribution, subdivision or combination has occurred as of such time), and the denominator of which shall be the actual number of REIT Shares (determined without the above assumption) issued and outstanding on the record date for such dividend, distribution, subdivision or combination. In the event that the Partnership (a) declares or pays a distribution on the outstanding Partnership Units or makes a distribution to all Partners in Partnership Units, (b) subdivides the outstanding Partnership Units or (c) combines the outstanding Partnership Units into a smaller number of Partnership Units, the Redemption Ratio shall be adjusted by multiplying the Redemption Ratio by a fraction, the numerator of which shall be the actual number of Partnership Units issued and outstanding on the record date (determined without giving effect to such dividend, distribution, subdivision or combination), and the denominator of which shall be the actual member of Partnership Units (determined after giving effect to such dividend, distribution, subdivision or combination) issued and outstanding on such record date. Any adjustment to the Redemption Ratio shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.

                  SHARE PAYMENT: The payment to a Redeeming Party of a number of REIT Shares determined by multiplying (i) the number of Partnership Units tendered for redemption by such Redeeming Party pursuant to a validly proffered Redemption Notice by
                  (ii) the Redemption Ratio. In the event the General Partner grants any REIT Share Rights on or after the date of this Agreement and prior to such payment, any Share Payment shall include for the Redeeming Party such Redeeming Party's ratable share of such REIT Share Rights other than REIT Share Rights which have expired. In any case in which the Share Payment would result in the issuance of a fractional REIT Share, the General Partner shall pay the converting Redeeming Party cash in lieu of issuance of a fractional REIT Share, with the value of such fractional interest being determined by reference to the Unit Value applicable on the Redemption Date.

                  UNIT VALUE: With respect to any Partnership Unit, the average of the daily market price for a REIT Share for the ten (10) consecutive trading days immediately preceding the date of receipt of a Redemption Notice by the General Partner multiplied by the Redemption Ratio. If the REIT Shares are traded on a securities exchange or the NASDAQ Small Cap Market or National Market System, the market price for each such trading day shall be the reported last sale price on such day or, if no sales take place on such day, the average of the closing bid and asked prices on such day. If the REIT Shares are not traded on a securities exchange or the NASDAQ Small Cap Market or National Market System, the market price for each such trading day shall be determined by the


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                  General Partner using any reasonable method of valuation. If a
                  Share Payment would include any REIT Share Rights, the value of such REIT Share Rights shall be determined by the General Partner using any reasonable method of valuation, taking into account the Unit Value determined hereunder and the factors used to make such determination and the value of such REIT Share Rights shall be included in the Unit Value."

      3. Section 9.1(A) of the Partnership Agreement is amended and restated in order to delete the sole use in the Partnership Agreement of the term "Redemption Rights," as follows:

                  "(A) Subject to compliance with (v) the Act, (w) the terms and conditions of the REIT Charter, (x) all requirements under the Code applicable to real estate investment trusts, (y) Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended, or any other law as in effect from time to time and (z) any applicable rule or policy of any stock exchange or self-regulatory organization (a "Redemption Restriction"), except if prohibited by other contractual obligations, during each Redemption Period each Redeeming Party shall have the right to redeem its Partnership Units by providing the General Partner with a Redemption Notice. A Limited Partner may invoke its rights under this Article IX with respect to one or more Partnership Units or all of the Partnership Units held by such Limited Partner. Upon the General Partner's receipt of a Redemption Notice from a Redeeming Party, the Partnership shall be obligated (subject to the existence of any Redemption Restriction) to redeem the Partnership Units from such Redeeming Party (the "Redemption Obligation")."

      4. Section 9.3 of the Partnership Agreement is amended and restated in order to delete the incorrect use of the term "Conversion Ratio," as follows:

                  "SECTION 9.3 REDEMPTION PRICE. On or before the Redemption Date, the Partnership (or the General Partner if it elects pursuant to Section 9.4) shall deliver to the Redeeming Party, in the sole and absolute discretion of the General Partner, either (i) a Share Payment or (ii) a Cash Payment; provided, however, that a Share Payment shall not be made, and a Cash Payment shall instead be made in all cases, if, in the sole and absolute discretion of the General Partner, the making of a Share Payment would result in a material risk of termination of the General Partner's status as a REIT under the Code. In order to enable the Partnership to effect a redemption by making a Share Payment pursuant to this Section 9.3, the General Partner in its sole and absolute discretion may issue to the Partnership the number of REIT Shares required to make such Share Payment in exchange for the issuance to the General Partner of Partnership Units equal in number to the quotient of the number of REIT Shares issued divided by the Redemption Ratio. Any such Partnership Unit redeemed by the Redeeming Party shall be deemed canceled."



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         In witness whereof, the General Partner has executed this Amendment as of the day and year first above written.

                                       CORPORATE OFFICE PROPERTIES TRUST, a
                                       Maryland Real Estate Investment Trust

                                       By: /s/ ROGER A. WAESCHE, JR.
                                          -------------------------------------
                                       Name: Roger A. Waesche, Jr.
                                       Its:  Senior Vice President



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